Exhibit 10.3

RPMG

Renewable Products Marketing Group

ETHANOL FUEL MARKETING AGREEMENT

ETHANOL FUEL MARKETING AGREEMENT

THIS ETHANOL FUEL MARKETING AGREEMENT (the “Agreement”), entered into this 1st day of April, 2004, (the “Effective Date”) by and between RENEWABLE PRODUCTS MARKETING G GROUP, L.L.C., hereinafter referred to as “RENEWABLE PRODUCTS”; and GOLDEN GRAIN ENERGY, LLC, an Iowa Limited Liability Company, hereinafter referred to as “GOLDEN GRAIN.”

WITNESSETH:

WHEREAS, RENEWABLE PRODUCTS is a Minnesota limited liability company formed for the purpose of marketing ethanol for its members and others, and,

WHEREAS, GOLDEN GRAIN is an Iowa limited liability company formed for the purpose of constructing a plant in Mason City, Iowa for the production of fuel grade ethanol, and,

WHEREAS, the parties believe that it would be in their mutual best interests for RENEWABLE PRODUCTS to market, sell and distribute all of the ethanol produced by GOLDEN GRAIN; and

WHEREAS, the parties desire to enter into this Agreement, for purposes of setting out the terms and conditions of the business arrangement;

NOW, THEREFORE, In consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.                                       Exclusive Marketing Representative. That if GOLDEN GRAIN constructs a facility for the production of fuel grade ethanol, RENEWABLE PRODUCTS shall be the sole ethanol marketing representative for the entire ethanol production of said facility subject to all the terms and conditions of this Agreement.

2.                                       Rail and Truck Loading Facilities. That the facility to be constructed and operated by GOLDEN GRAIN, as aforesaid, shall include reasonable and convenient railcar and tank truck access at the facility of a size and design appropriate to handle production of approximately 40 million gallons of ethanol per year.  All such railcar and tank truck loading facilities shall meet all industry and governmental safety standards and shall be capable of delivering a minimum of 400 gallons of product per minute to railcars and/or tank trucks.  GOLDEN GRAIN will be solely responsible for all demurrage charges for railcars in service for its use. GOLDEN GRAIN shall provide personnel reasonably needed to load trucks or rail cars at its facility in a timely manner.

3.                                       Storage Capacity. That the facility to be constructed and operated by GOLDEN GRAIN as aforesaid shall have sufficient storage capacity for not less than 10 days ethanol production.

4.                                       Best Efforts to Market. That since RENEWABLE PRODUCTS shall have the exclusive right to market all the fuel grade ethanol produced by GOLDEN GRAIN during the term of this Agreement, RENEWABLE PRODUCTS promises and agrees to use its best efforts and good faith to market all such fuel grade ethanol; provided, however, that RENEWABLE PRODUCTS’

obligation hereunder shall be excused in case of fire, flood, other natural calamity, labor dispute or any adverse governmental statute, regulations or decree (including any court order or decree).

5.                                       Risk of Loss. That RENEWABLE PRODUCTS shall be responsible for the marketing (subject to the terms of this Agreement) of all such fuel grade ethanol produced by GOLDEN GRAIN, from the time the common carrier receives the product at the GOLDEN GRAIN facility in either a railcar and/or tank truck. In addition, RENEWABLE PRODUCTS shall bear the risk of loss for all such product that has been accepted for shipment by the common carrier.

6.                                       Specific Marketing Tasks. RENEWABLE PRODUCTS shall be totally responsible for the marketing, sale and delivery of all the production from the GOLDEN GRAIN facility during the term of this Agreement, including, but not limited to:

Obtaining sufficient railcar, tank trucks and other transport as may be needed to handle said production;

Negotiating the rates and tariffs to be charged for delivery of such production to the customer;

Promoting and advertising the sale of fuel grade ethanol as appropriate; Ascertaining that such production is delivered where contracted and intended;

Handling all purchase agreements with consumers and any complaints in connection therewith; and

Collecting all accounts and undertaking any legal collection procedures as may be necessary.

7.                                       Negotiation of Ethanol Price. That RENEWABLE PRODUCTS will use its best efforts to obtain the best price for all fuel grade ethanol sold by it pursuant to the terms of this Agreement. Within six (6) months prior to anticipated start-up operations, GOLDEN GRAIN shall inform RENEWABLE PRODUCTS whether its ethanol will be marketed under the pooling or non-pooling ethanol marketing arrangement described in this Agreement. Upon expiration of the Initial Term of this Agreement and in the event the Agreement is renewed, RENEWABLE PRODUCTS shall consult with GOLDEN GRAIN to compare and discuss the ethanol marketing results produced by the pooling or non-pooling arrangement selected by GOLDEN GRAIN prior to commencement of operations and GOLDEN GRAIN shall elect whether to begin or continue using either the pooling or non-pooling ethanol marketing arrangement for the duration of the Renewal Term.

8.                                       Ethanol Marketing Under Pooling Arrangement. Notwithstanding that GOLDEN GRAIN is not currently a member of RENEWABLE PRODUCTS, at the direction of GOLDEN GRAIN, RENEWABLE PRODUCTS shall market the ethanol production of GOLDEN GRAIN under the pooling arrangement maintained by the members of RENEWABLE PRODUCTS. Under such pooling arrangement, GOLDEN GRAIN will pay RENEWABLE PRODUCTS $.O1 (one cent) per gallon for each gallon of ethanol sold by RENEWABLE PRODUCTS to the pool for the account of GOLDEN GRAIN. Payment of the ethanol selling price shall be made by RENEWABLE PRODUCTS to GOLDEN GRAIN as follows:

(a)                                  THE ACTUAL PRICE FOR ETHANOL SOLD TO RENEWABLE PRODUCTS BY GOLDEN GRAIN. RENEWABLE PRODUCTS agrees to pay GOLDEN GRAIN a price for all ethanol sold to RENEWABLE PRODUCTS by GOLDEN GRAIN under this Agreement that is equal to the “Actual Pooled Netback Ethanol Selling Price,” as defined in this Section 8. For purposes of this Agreement, the Actual Pooled Netback Ethanol Selling Price will be calculated as follows:

(i)  The Estimated Delivered Ethanol Selling Price. Each week, RENEWABLE PRODUCTS shall calculate the estimated delivered ethanol selling price per gallon of all of the GOLDEN GRAIN ethanol that RENEWABLE PRODUCTS sells to its customers through operation of the ethanol pool.  This amount will hereinafter be referred to as the “Estimated Delivered Ethanol Selling Price.”

(ii)                                The Pooled Average Delivered Ethanol Selling Price. Based upon the Estimated Delivered Ethanol Selling Price calculated for each pool participant, RENEWABLE PRODUCTS shall calculate the Pooled Average Delivered Ethanol Selling Price which shall be a weighted average of each pool participant’s Estimated Delivered Ethanol Selling Price averaged in direct proportion to the volume of ethanol supplied to the pool by each pool participant for the week in which the estimate is calculated.

(iii)                            The Deduction for Estimated Direct Ethanol Distribution Expense. Each week, RENEWABLE PRODUCTS shall calculate the estimated distribution expenses directly incurred in connection with distributing the ethanol sold under this Agreement for the account of GOLDEN GRAIN (the “Estimated Direct Ethanol Distribution Expense”). The Estimated Direct Ethanol Distribution Expense will include, but not necessarily be limited to, all of RENEWABLE PRODUCTS’ transportation costs, rail car costs, throughput costs, storage costs, inventory costs and other distribution costs directly incurred in connection with distributing the ethanol sold under this Agreement for the account of GOLDEN GRAIN.

(iv)                               The Pooled Average Direct Ethanol Distribution Expense. Based upon the Estimated Direct Ethanol Distribution Expense calculated for each pool participant, RENWABLE PRODUCTS shall calculate the Pooled Average Direct Ethanol Distribution Expense which shall be a weighted average of each pool participant’s Estimated Direct Ethanol Distribution Expense averaged in direct proportion to the volume of ethanol supplied to the pool by each pool participant for the week in which the estimate is calculated.

(v)                                   The Estimated Pooled Netback Ethanol Selling Price. The difference between the Pooled Average Estimated Delivered Ethanol Selling Price, and the Pooled Average Direct Ethanol Distribution Expense shall be the Estimated Pooled Netback Ethanol Selling Price to be paid to GOLDEN GRAIN by RENEWABLE PRODUCTS for the applicable week.

(b)                                  THE ACTUAL POOLED NETBACK ETHANOL SELLING PRICE FOR ETHANOL SOLD TO RENEWABLE PRODUCTS BY GOLDEN GRAIN.

(i)                                    The Actual Pooled Netback Ethanol Selling Price. The Actual Pooled Netback Ethanol Selling Price cannot be determined before GOLDEN GRAIN sells ethanol to RENEWABLE PRODUCTS under this Agreement, because the Actual Pooled Netback Ethanol

Selling Price is based upon the estimated delivery price and estimated distribution expense for the ethanol supplied by each pool participant. Because of that, RENEWABLE PRODUCTS will establish an estimated delivered price and estimated distribution expense for GOLDEN GRAIN’S ethanol for each week during the term of this Agreement, in order to establish an estimated delivered price and estimated distribution expense for GOLDEN GRAIN’S ethanol which will be sold and marketed by RENEWABLE PRODUCTS. RENEWABLE PRODUCTS shall reconcile the estimates with actual selling prices and distribution expenses as provided in subparagraph (iii) below.

(ii)                                Invoices and Payments Between GOLDEN GRAIN and RENEWABLE PRODUCTS. GOLDEN GRAIN will invoice RENEWABLE PRODUCTS, upon shipment, at the applicable Estimated Pooled Netback Ethanol Selling Price for all ethanol sold to RENEWABLE PRODUCTS by GOLDEN GRAIN under this Agreement. RENEWABLE PRODUCTS will pay GOLDEN GRAIN for all such ethanol within 7 to 10 business days from the date of delivery.

(iii)                            Calculation of Actual Selling Prices After Each Month. At the end of each month, promptly after the information necessary to calculate the Actual Pooled Netback Ethanol Selling Price becomes available, RENEWABLE PRODUCTS will calculate the Actual Pooled Netback Ethanol Selling Price for the preceding month. RENEWABLE PRODUCTS will provide that Actual Pooled Netback Ethanol Selling Price to GOLDEN GRAIN, along with a summary of the calculations used by RENEWABLE PRODUCTS to arrive at the Actual Pooled Netback Ethanol Selling Price.

(iv)                               Reconciliation of Estimated Selling Prices and Actual Selling Prices After Each Month. Within ten (10) days after RENEWABLE PRODUCTS provides GOLDEN GRAIN with the Actual Pooled Netback Ethanol Selling Price for the preceding month, the parties will reconcile the difference between the Estimated Pooled Netback Ethanol Selling Price and the Actual Pooled Netback Ethanol Selling Price for the preceding month. If the Estimated Pooled Netback Ethanol Selling Price exceeded the Actual Pooled Netback Ethanol Selling Price, then GOLDEN GRAIN will refund to RENEWABLE PRODUCTS the overpayments that it previously received from RENEWABLE PRODUCTS, within ten (10) days after the completion of this actual and estimated selling price reconciliation. In lieu of GOLDEN GRAIN directly refunding any amounts to RENEWABLE PRODUCTS by separate payment, and RENEWABLE PRODUCTS directly refunding any amounts to GOLDEN GRAIN by separate payment, under this Section 8, the parties may offset the required amounts on their next respective monthly payments.

On the other hand, if the Estimated Pooled Netback Ethanol Selling Price was less than the Actual Pooled Netback Ethanol Selling Price, then RENEWABLE PRODUCTS will pay GOLDEN GRAIN the additional amounts owed to GOLDEN GRAIN, within ten (10) days after the completion of this actual and estimated selling price reconciliation.

(c)                                  Most Favorable Terms. If RENEWABLE PRODUCTS enters into any ethanol marketing agreement with any current or future ethanol pool participant, RENEWABLE PRODUCTS shall provide to GOLDEN GRAIN a copy of such agreement and GOLDEN GRAIN shall have the opportunity to receive the same rights and benefits conferred under such other agreement. In no event shall RENEWABLE PRODUCTS enter into any pooling agreement, without GOLDEN GRAIN’S consent, which shall adversely affect or reduce the rights or increase the obligations of GOLDEN GRAIN with respect to this Agreement.

9.                                       Non-Pooling Marketing Arrangement. For any and all ethanol produced by GOLDEN GRAIN and marketed by RENEWABLE PRODUCTS using the non-pooling marketing arrangement, RENEWABLE PRODUCTS shall pay to GOLDEN GRAIN the net proceeds of sale based upon the price per gallon of ethanol paid by the customer to RENEWABLE PRODUCTS. Such payment shall be made from RENEWABLE PRODUCTS to GOLDEN GRAIN within ten (10) days of the date on which the ethanol is shipped for delivery to such customer from GOLDEN GRAIN as evidenced by the issuance date on the bill of lading. The net proceeds of sale will be the gross price minus freight costs. Payment shall generally be made by wire transfer or by other electronic transfer, directly to the account of GOLDEN GRAIN, as GOLDEN GRAIN shall direct. Profits realized by RENEWABLE PRODUCTS from exchanges made on behalf of GOLDEN GRAIN will be paid to GOLDEN GRAIN, unless GOLDEN GRAIN has entered the pooling arrangement set forth in paragraph 8 herein.

10.                                 Accounts Receivable. It will be the responsibility of RENEWABLE PRODUCTS to do all billing in regard to the sale of ethanol, to collect all receivables and to be responsible for any bad accounts. All risks associated with accounts receivables shall be borne by RENEWABLE PRODUCTS.

11.                                 Rail Car Leases. RENEWABLE PRODUCTS will lease approximately 75 railcars to be used by GOLDEN GRAIN and will bill GOLDEN GRAIN for the lease payments at cost, which payments shall be due within two (2) days of receipt of the bill. RENEWABLE PRODUCTS, may at its discretion deduct said amounts from any payments due GOLDEN GRAIN as described in paragraphs 8 and 9. If this contract is terminated, by non-renewal or otherwise, the lease for the rail cars leased by RENEWABLE PRODUCTS for the transport of GOLDEN GRAIN’S ethanol will be assigned to GOLDEN GRAIN, who will be obligated to the terms and conditions of said lease. RENEWABLE PRODUCTS shall provide GOLDEN GRAIN the opportunity to review and approve of the terms and conditions of any such rail car lease as well as the terms and conditions of any amendments or modifications to any such rail car lease before RENEWABLE PRODUCTS first executes the same. The parties understand that the assignment of the lease is subject to the approval of the lessor of the rail cars.

12.                                 No “Take or Pay.” The parties agree that this is not a “take or pay contract” and that RENEWABLE PRODUCTS’ liability is limited to ethanol passing custody at GOLDEN GRAIN’S facility.

13.                                 Term.The term of this agreement shall commence on the first day of the month that GOLDEN GRAIN initially ships ethanol and shall continue for a period of 12 months thereafter (the “Initial Term”). Unless this Agreement is terminated in the manner described below in Section 14, this Agreement will automatically renew for successive additional terms of one year each. These additional terms will each be referred to hereafter as a “Renewal Term.”

14.                                Termination.This Agreement may be terminated under the circumstances set out below.

(a)                                  Termination for Intentional Misconduct. If either party engages in intentional misconduct reasonably likely to result in significant adverse consequences to the other party, the party harmed or likely to be harmed by the intentional misconduct may terminate this Agreement immediately, upon written notice to the party engaging in the intentional misconduct.

(b)                                 Termination for Uncured Breach.                  If one of the parties breaches the terms of this Agreement, the other party may give the breaching party a notice in writing which specifically sets out the nature and extent of the breach, and the steps that must be taken to cure the breach. After receiving the written notice, the breaching party will then have thirty (30) days to cure the breach, if the breach does not involve a failure to make any payments which are required by this Agreement.

If the breach does involve a failure to make any payments which are required by this Agreement, then the breaching party will have five (5) days after receiving the written notice to cure the breach. If the breaching party does not cure any breach within the applicable cure period, then the non-breaching party will have the right to terminate this Agreement immediately.   .

(c)                                  Termination at the End of the Initial Term or Any Renewal Term. Either party may terminate this Agreement at the end of the Initial Term, or at the end of any Renewal Term, by providing the other party with a written notice of intent to terminate. Such a written notice of intent to terminate must specify the proposed termination date, and must be received by the nonterminating party at least three (3) months before the proposed termination date.

(d)                                 Termination by Mutual Written Agreement. This Agreement may also be terminated upon any terms and under any conditions which are mutually agreed upon in writing by the parties.

15.                                 Representations And Warranties of GOLDEN GRAIN. In connection with the marketing of GOLDEN GRAIN’s ethanol by RENEWABLE PRODUCTS under this Agreement, GOLDEN GRAIN makes the following representations and warranties, for the benefit of RENEWABLE PRODUCTS:

(a)                                  Existence and Good Standing. GOLDEN GRAIN is a limited liability company validly existing and in good standing under the laws of the State of Iowa.

(b)                                 Authority and Company Approval. GOLDEN GRAIN has the power and the authority to enter into this Agreement. Further, GOLDEN GRAIN has taken all company action necessary to authorize it to execute, become bound by, and perform its duties and obligations under this Agreement.

(c)                                  No Conflicts as to Law or Agreements. The execution of this Agreement by GOLDEN GRAIN and the taking of all actions by GOLDEN GRAIN under this Agreement do not require the consent of any person, entity, or agency; do not violate any law. rule, or regulation; and do not breach or violate any contract or agreement to which GOLDEN GRAIN is a party, or by which GOLDEN GRAIN is bound,

(d)                                 Compliance with Laws. GOLDEN GRAIN is now in compliance, and during the entire term of this Agreement will remain in compliance, with all applicable federal, state, local, and foreign laws, ordinances, orders, rules, and regulations (“Laws”), other than Laws where neither the costs or potential costs of failing to comply, nor the costs or potential costs of causing compliance, would be material to GOLDEN GRAIN or its business or assets. The definition of Laws set out above includes, but is not limited to, the Toxic Substances Control Act (“TOSCA”), and all other laws related to the protection of the environment (“Environmental Laws”).

(e)                                  Good Title. GOLDEN GRAIN will have good and marketable title to all of the ethanol marketed by RENEWABLE PRODUCTS under this Agreement, free and clear of all liens and encumbrances.

(f)                                    Licenses and Permits. GOLDEN GRAIN now has, and will have at all times during the term of this Agreement, all of the licenses and permits necessary to operate the GOLDEN GRAIN facility.

(g)                                 Plant Construction/Ethanol Specifications. GOLDEN GRAIN promises and agrees to proceed, with due diligence, toward the planning, financing and construction of a facility for the production of fuel grade ethanol with a capacity of approximately 40 million gallons per year, which fuel grade ethanol will be at least 199.50 proof (undenatured anhydrous), and conform to the specifications described in A.S.T.M. 4806 and such other specifications that may be, from time-to-time, promulgated by the industry for E-Grade denatured fuel ethanol. GOLDEN GRAIN contemplates and will make every good faith effort to begin production at said facility on or before March 1, ?005; provided, however, that this date is an estimated date of completion and may be delayed due to a variety of factors outside of GOLDEN GRAIN’s control.

(h)                                 Insurance. During the entire term of this Agreement, GOLDEN GRAIN will maintain insurance coverage that is standard, in the reasonable opinion of RENEWABLE PRODUCTS, for a company of its type and size that is engaged in the production and selling of ethanol. At a minimum, GOLDEN GRAIN’S insurance coverage must include:

(i.)                                  Comprehensive general product and public liability insurance, naming RENEWABLE PRODUCTS as an additional named insured, with liability limits of at least $5 million in the aggregate.

(ii.) Property and casualty insurance adequately insuring its production facilities and its other assets against theft, damage and destruction on a replacement cost basis.

(iii.)                            RENEWABLE PRODUCTS as a named insured under the comprehensive general product and public liability insurance policy and the property and casualty insurance policy.

(iv.)                           Workers’ compensation insurance to the extent required by law.

GOLDEN GRAIN will not change its insurance coverage during the term of this Agreement, except to increase it or enhance it, without the prior written consent of RENEWABLE PRODUCTS.

16.                                 Representations And Warranties of RENEWABLE PRODUCTS. In connection with providing the services on behalf of GOLDEN GRAIN which are described in this Agreement, RENEWABLE PRODUCTS makes the following representations and warranties, for the benefit of GOLDEN GRAIN:

(a)                                  Existence and Good Standing. RENEWABLE PRODUCTS is a limited liability company validly existing and in good standing under the laws of the State of Minnesota.

(b)                                 Authority and Company Approval. RENEWABLE PRODUCTS has the power and the authority to enter into this Agreement. Further, RENEWABLE PRODUCTS has taken all company action necessary to authorize it to execute, become bound by, and perform its duties and obligations under this Agreement.

(c)                                  No Conflicts as to Law or Agreements. The execution of this Agreement by RENEWABLE PRODUCTS, the marketing of GOLDEN GRAIN’S ethanol by RENEWABLE PRODUCTS, and the taking of all actions by RENEWABLE PRODUCTS under this Agreement do not require the consent of any person, entity, or agency; do not violate any law, rule, or regulation; and do not breach or violate any contract or agreement to which RENEWABLE PRODUCTS is a party, or by which RENEWABLE PRODUCTS is bound.

(d)                                 Compliance with Laws. RENEWABLE PRODUCTS is now in compliance, and during the entire term of this Agreement will remain in compliance, with all applicable federal, state, local, and foreign laws, ordinances, orders, rules, and regulations (“Laws”), other than Laws where neither the costs or potential costs of failing to comply, nor the costs or potential costs of causing compliance, would be material to RENEWABLE PRODUCTS or its business or assets. The definition of Laws set out above includes, but is not limited to, the Toxic Substances Control Act (“TOSCA”), and all other laws related to the protection of the environment (“Environmental Laws”).

(e)                                  Licenses and Permits. RENEWABLE PRODUCTS now has, and will have at all times during the term of this Agreement, all of the licenses and permits necessary to perform its obligations under this Agreement.

(f)                                    Product Quality. All of the ethanol marketed by RENEWABLE PRODUCTS and sold to its customers will be of merchantable quality and will be fit for its intended purpose. All such fuel grade ethanol will be at least 199.50 proof (undenatured anhydrous), and conform to the specifications described in A.S.T.M. 4806 and such other specifications that may be, from time-to-time, promulgated by the industry for E-Grade denatured fuel ethanol.

17.                                 Expected Volume. During the term of this Agreement, or any renewals thereof, GOLDEN GRAIN agrees to have RENEWABLE PRODUCTS market all of the ethanol produced by GOLDEN GRAIN at its production facility. The average monthly volume of ethanol produced by GOLDEN GRAIN is estimated to be approximately 3,333,333 gallons.

18.                                 Estimated 12-Month Volume.                                      As of the Effective Date of this Agreement, GOLDEN GRAIN will provide RENEWABLE PRODUCTS with GOLDEN GRAIN’S best estimate of its anticipated monthly ethanol production for the next twelve (12) months, to assist RENEWABLE PRODUCTS in developing appropriate marketing strategies for the ethanol to be produced by GOLDEN GRAIN.

19.                                 Updated Monthly Volume Estimates. On or before the first day of each month, GOLDEN GRAIN will provide RENEWABLE PRODUCTS with its updated best estimate of GOLDEN GRAIN’S anticipated monthly ethanol production for the next twelve (12) months, so that RENEWABLE PRODUCTS will have ethanol production estimates from GOLDEN GRAIN twelve (12) months into the future during the entire time that this Agreement is in effect.

20.                                 Establishment of Price and Other Sale Terms. When RENEWABLE PRODUCTS sells the ethanol marketed pursuant to the terms of this Agreement to its customers, the parties understand and agree that the ethanol sales prices and all other terms and conditions of ethanol sales to customers under this Agreement will be established by RENEWABLE PRODUCTS. RENEWABLE PRODUCTS may make these decisions, without the need of obtaining consent from GOLDEN GRAIN. Notwithstanding the foregoing, RENEWABLE PRODUCTS agrees to use its best efforts to communicate with GOLDEN GRAIN the terms and conditions of ethanol sales and shall implement either the pooling,,or non-pooling marketing arrangement at the sole direction of GOLDEN GRAIN, as described in Section 7 herein.

21.                                 Independent Contractor. Nothing contained in this Agreement will make RENEWABLE PRODUCTS the agent of GOLDEN GRAIN for any purpose whatsoever. RENEWABLE PRODUCTS and its employees shall be deemed to be independent contractors, with full control over the manner and method of performance of the services they will be providing on behalf of GOLDEN GRAIN under this Agreement.

22.                                 Separate Entities. The parties hereto are separate entities and nothing in this agreement or otherwise shall be construed to create any rights or liabilities of either party to this agreement with regard to any rights, privileges, duties or liabilities of any other party to this Agreement.

23.                                 Working Relationship. Because the parties hereto have not done business together in the past in the manner described in this Agreement, they have not yet attempted to develop efficient and effective procedures related to ordering, delivering ethanol and shipping ethanol and, therefore, agree to work together promptly and in good faith to develop effective and efficient policies and procedures to cover these matters.

24.                                 Ethanol Shortage/Open Market Purchase. If GOLDEN GRAIN is unable to deliver its estimated monthly ethanol production because actual ethanol production is 20% or more below its estimated monthly ethanol production and if as a consequence of the non-delivery and in order to meet its sale obligation to third parties, RENEWABLE PRODUCTS is required to purchase ethanol in the market place, RENEWABLE PRODUCTS shall purchase ethanol in the market place at such reasonable price and in such reasonable quantity as is required to meet its delivery obligations. If it does so, and as a result thereof incurs a financial loss, GOLDEN GRAIN will reimburse RENEWABLE PRODUCTS for any such loss. Under such circumstances, if RENEWABLE PRODUCTS realizes a financial gain, it will pay such gain to GOLDEN GRAIN.

25.                                 Testing of Samples. At the request of RENEWABLE PRODUCTS, GOLDEN GRAIN agrees to provide RENEWABLE PRODUCTS with samples of the ethanol produced at its production facility so that it may be tested for product quality on a regular basis.

26.                                 Audit Right. The parties hereto agree that, upon request in writing, either party may require the other to make available its books and records, at reasonable intervals, in order to audit those books and records and to account for all dealings, transactions and sums relevant to this Agreement. Any such independent public accountants hired by either party will be subject to the same confidentiality obligations that the parties are subject to under Section 27 of this Agreement. Each party agrees to inform its accountants of those confidentiality obligations.

27.                                 Handling of Confidential Information. The parties acknowledge that they will be exchanging information about their businesses under this Agreement which is confidential and proprietary, and the parties agree to handle that confidential and proprietary information in the manner described in this Section 27.

(a)                                  Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” will mean information related to the business operations of GOLDEN GRAIN or RENEWABLE PRODUCTS that meets all of the following criteria:

(i)                                     The information must not be generally known to the public, and must not be a part of the public domain.

(ii)                                  The information must belong to the party claiming it is confidential, and must be in that party’s possession.

(iii)                               The information must have been protected and safeguarded by the party claiming it is confidential by measures that were reasonable under the circumstances before the information was disclosed to the other party.

(iv)                              The disclosure of the information to third parties must be likely to result in adverse consequences to the party claiming it is confidential.

(v)   Written information must be clearly designated in writing as “CONFIDENTIAL INFORMATION” by the party claiming it is confidential before it is disclosed to the other party, except that all information about costs and prices will always be considered Confidential Information under this Agreement, without the need for specifically designating it as such.

(vi)                              Verbal Confidential Information which is disclosed to the other party must be summarized in writing, designated in writing as “CONFIDENTIAL INFORMATION,” and transmitted to the other party within ten (10) days of the verbal disclosure.

(b)                                 Limitations on the Use of Confidential Information. Each party agrees that it will not use any Confidential Information that it obtains about the other party for any purpose, other than to perform its obligations under this Agreement.

(c)                                  The Duty not to Disclose Confidential Information. The parties agree that they will not disclose any Confidential Information about each other to any person or organization, other than their respective legal counsel and accountants, without first getting written consent to do so from the other party. This will be the case both while this Agreement is in effect and for a period of five (5) years after it has been terminated.

(d)                                 The Duty to Notify the Other Party in Cases of Improper Use or Disclosure. Each party agrees to immediately notify the other party if either party becomes aware of any improper use of or any improper disclosure of the Confidential Information of the other party at any time while this Agreement is in effect, and for a period of five (5) years after it has been terminated.

(e)                                  Protection of the Confidential Information. Each party agrees to develop effective procedures for protecting the Confidential Information that it obtains from the other party, and to implement those procedures with the same degree of care that it uses in protecting its own Confidential Information.

(f)                                    Return of the Confidential Information. Immediately upon the termination of this Agreement, each party agrees to return to the other party all of the other party’s Confidential Information that is in its possession or under its control.

28.                                 Indemnifications and Hold Harmless-GOLDEN GRAIN. If a third party makes a claim against RENEWABLE PRODUCTS or any person or organization related to it as the result of the actions or omissions of GOLDEN GRAIN or any person or organization related to GOLDEN GRAIN including, but not limited to, claims relating to the quality of ethanol produced by GOLDEN GRAIN, then GOLDEN GRAIN agrees to indemnify RENEWABLE PRODUCTS and its related persons and organizations and to hold them harmless from any liabilities, damages, costs and/or expenses, including costs of litigation and reasonable attorneys fees which they incur as a result of any claims, arising solely from the marketing of GOLDEN GRAIN ethanol under this Agreement, made against them by third parties.

29. Indemnifications and Hold Harmless-RENEWABLE PRODUCTS. The indemnification obligations of the parties under this agreement will be mutual and RENEWABLE PRODUCTS, therefore, makes the same commitment to indemnify GOLDEN GRAIN and its related persons or organizations that GOLDEN GRAIN has made to RENEWABLE PRODUCTS in the preceding paragraph.

30.                                 Survival of Terms/Dispute Resolution. All representations, warranties and agreements made in connection with this Agreement will survive the termination of this Agreement. The parties will, therefore, be able to pursue claims related to those representations, warranties and agreements after the termination of this Agreement, unless those claims are bared by the applicable statute of limitations. Similarly, any claims that the parties have against each other that arise out of actions or omissions that take place while this Agreement is in effect will survive the termination of this Agreement. This means that the parties may pursue those claims even after the termination of this Agreement, unless applicable statutes of limitation bar those claims. The parties agree that, should a dispute between them arise in connection with this Agreement, the parties will complete, in good faith, a mediation session prior to the filing of any action in any court. Such mediation session shall occur at a place that is mutually agreeable, and shall be conducted by a mediator to be selected by mutual agreement of the parties.

31.                                 Choice of Law. The parties agree that this Agreement will be governed by, interpreted under and enforced in accordance with Iowa law.

32.                                 Assignment. Neither party may assign its rights or obligations under this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, RENEWABLE PRODUCTS consents to any assignment of this Agreement by GOLDEN GRAIN to a lender in connection with GOLDEN GRAIN securing the debt financing necessary to fund construction of the plant.

33.                                 Entire Agreement. This Agreement constitutes the entire agreement between the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties, except as expressed in this Agreement. No change or addition shall be made to this Agreement except by a written document signed by all parties hereto.

34.                                 Execution of Counterparts. This Agreement may be executed by the parties on any number of separate counterparts, and by each party on separate counterparts, each of such counterparts being deemed by the parties to be an original instrument; and all of such counterparts, taken together, shall be deemed to constitute one and the same instrument.

35. Duplicate Counterpart Includes Facsimile. The parties specifically agree and acknowledge that a duplicate hereof shall include, but not be limited to, a counterpart produced by virtue of a facsimile (“fax”) machine.

36.                                 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and there respective heirs, personal representatives, successors and assigns.

37.                                 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand or mailed by first class mail postage prepaid, addressed as follows:

TO:                            Renewable Products Marketing Group, L.L.C.

P.O. Box A

Winthrop, MN 55396

TO:                            GOLDEN GRAIN ENERGY, LLC

951 N. Linn Avenue

P.O. Box 435

New Hampton, IA 50659

with a copy to:

William E. Hanigan, Esq.

Brown, Winick, Graves, et al.

666 Grand Ave., Suite 2000

Des Moines, 1A 50309

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first written above.

RENEWAL PRODUCTS MARKETING GROUP, L.L.C.

By	/s/ Steve Bleyl
Its	CEO

GOLDEN GRAIN ENERGY, LLC

By:	/s/ Walter Wendland
Its:	President